Exhibit 99.2

3190 Fairview Park Drive Falls Church, VA 22042-4523 www.generaldynamics.com	News
June 9, 2003 Contact: Norine Lyons Tel 703 876 3190 Fax 703 876 3186 nlyons@generaldynamics.com

General Dynamics to Acquire Veridian Corp. for $1.5 Billion

Transaction will be accretive to earnings and cash flow; bolsters Information Systems and Technology group’s customer base

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) and Veridian Corporation (NYSE: VNX) have entered into a definitive agreement for General Dynamics to acquire Veridian; General Dynamics will offer $35 in cash for each outstanding Veridian share. With the assumption of Veridian’s $270 million of debt, the cost of the transaction would be approximately $1.5 billion.

The proposed acquisition, which would be immediately accretive to General Dynamics’ earnings and cash flow, has been approved by the boards of directors of both companies. Subject to an affirmative vote by Veridian shareholders and normal regulatory approvals, the transaction is expected to close by the end of the third quarter of 2003.

Veridian, headquartered in Arlington, Virginia, has more than 7,300 employees in 38 states. The company anticipates 2003 sales of approximately $1.2 billion, and has a current business backlog of $2.6 billion. General Dynamics estimates Veridian revenues of $1.4 billion in 2004.

“This superb company significantly broadens our Information Systems and Technology group’s customer base within the defense and intelligence arenas, and gives us a strong and well-established presence throughout our nation’s federal, state and local emergency response communities,” said Nicholas D. Chabraja, General Dynamics chairman and CEO. “Veridian has

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grown dramatically in the past 12 months, and we believe it will reach its full potential as part of General Dynamics. It has talented, innovative employees and a fine reputation as a leading provider of mission critical information-based systems, integrated solutions and services.”

Veridian’s capabilities include network security and enterprise protection; intelligence, surveillance and reconnaissance; knowledge discovery and decision support; information systems development and integration; chemical, biological and nuclear detection; network and enterprise management; and large-scale systems engineering expertise. More than 75 percent of Veridian’s employees hold national security clearances.

David H. Langstaff, president and CEO of Veridian, said, “Veridian is known for its outstanding customer service, overall excellence, and the commitment and high standards our employees bring to their work every day. We have established a reputation for integrity and responsibility as we support the mission-critical needs of our national security customers. The acquisition by General Dynamics not only provides significant value for our shareholders, but it enables Veridian to become an even more significant force in its markets. We will be able to invest more aggressively in many of the innovative technologies and capabilities for which we are known, provide a stronger future for our employees as well as broader offerings to our customers, and continue to make a difference in areas that matter for our country.”

Senior management from both companies will discuss the transaction and answer questions from investors and financial analysts at 10:30 on Tuesday morning, June 10, 2003. Information about how to access the call – which will be webcast — will be announced later today.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 57,000 people worldwide and estimates 2003 revenues of $15 billion. The company has leading market positions in mission-critical information systems and technologies, land and amphibious combat systems, shipbuilding and marine systems, and business aviation. More information about the company can be found on the World Wide Web at www.generaldynamics.com.

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This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Veridian Corporation. Veridian Corporation will file and deliver all proxy statements, and Veridian Corporation and General Dynamics Corporation will file and deliver all other forms, notices and documents required under state and federal law with respect to the merger. Veridian Corporation will be filing preliminary proxy materials with the Securities and Exchange Commission. Upon expiration of the waiting period required under the federal securities laws to permit the SEC to review and comment upon the preliminary proxy materials, Veridian Corporation will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail the definitive proxy materials to its stockholders. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of Veridian Corporation’s board of directors in respect of the merger. Stockholders of Veridian Corporation are advised to read the definitive proxy materials, including the proxy statement and the Agreement and Plan of Merger, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, may be obtained without charge at the SEC’s website at www.sec.gov or at Veridian Corporation’s website at www.veridian.com as they become available.

Any “forward looking statements” contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information, see Forward Looking Statement on the General Dynamics web site.

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